Exhibit 5.1

23 August 2024	Our Ref: JT/VL/G2239-S15024
Gogoro Inc.
11F, Building C
No. 225, Section 2, Chang’an E. Rd.
Songshan District, Taipei City 105
Taiwan
Dear Sir or Madam
Gogoro Inc.
We have acted as Cayman Islands legal advisers to Gogoro Inc. (the "Company") in connection with the Company's registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended, relating to the registration of the following ordinary shares of the Company with a nominal or par value of US$0.0001 each (the “Ordinary Shares”): (i) 32,516,095 Ordinary Shares issued to Gold Sino Assets Limited (“Gold Sino”) to be resold from time to time by Gold Sino; (ii) 10,838,698 Ordinary Shares issuable upon the exercise of the warrant held by Gold Sino (the “Warrant Shares”) and (ii) 16,887,328 Ordinary Shares issued to Castrol Holdings International Limited (“Castrol” and together with Gold Sino, the “Selling Securityholders”) to be resold from time to time by Castrol. We are furnishing this opinion as exhibit 5.1 to the Registration Statement.
For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.
In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.
We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in any of the documents cited in this opinion nor upon matters of fact or the commercial terms of the transactions the subject of this opinion.
Based upon the examinations and assumptions stated herein and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in

Exhibit 5.1
Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.
1.The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands.
2.The authorised share capital of the Company is currently US$50,000 divided into 450,000,000 ordinary shares of a nominal or par value of US$0.0001 each, and 50,000,000 preference shares of a nominal or par value of US$0.0001 each.
3.The issue and allotment of the Ordinary Shares to be offered and resold by the Selling Securityholders as contemplated in the Registration Statement has been duly authorised. The Ordinary Shares (other than the Warrant Shares) have been validly issued, allotted, fully paid and are non-assessable. When allotted, issued and fully paid for as contemplated in the Share Warrant and Purchase Agreement and the Warrant and when appropriate entries have been made in the Register of Members of the Company, the Warrant Shares to be issued by the Company upon exercise of the warrant held by Gold Sino will be validly issued, allotted, fully paid and non-assessable, and there will be no further obligation on the holder of any of the Ordinary Shares to make any further payment to the Company in respect of such Ordinary Shares.
We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.
This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.
This opinion shall be construed in accordance with the laws of the Cayman Islands.
Yours faithfully
/s/ Walkers (Singapore) LIMITED LIABILITY PARTNERSHIP
WALKERS (SINGAPORE) LIMITED LIABILITY PARTNERSHIP

WALKERS	Page 3
SCHEDULE 1
LIST OF DOCUMENTS EXAMINED
1.The Certificate of Incorporation dated 27 April 2011, Memorandum and Articles of Association as adopted by special resolution on 31 March 2022 with effect from 4 April 2022 and amended by special resolution dated 30 May 2023 (the "Memorandum and Articles"), certain extracts of the Register of Members in the form of book entry records of the Selling Securityholders provided by Continental Stock Transfer & Trust, the Company's transfer agent, the Register of Directors and Register of Mortgages and Charges, in each case, of the Company, copies of which have been provided to us by its registered office in the Cayman Islands (together the "Company Records").
2.A Certificate of Good Standing dated 7 August 2024 in respect of the Company issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").
3.A copy of executed minutes of the extraordinary meeting of the board of directors of the Company dated 31 May 2024 and a copy of executed written resolutions of the board of directors of the Company dated 20 June 2024 (together, the "Resolutions").
4.Copies of the following executed documents (the "Documents"):
(a)share and warrant purchase agreement between Gold Sino and the Company dated 31 May 2024 (the “Share Warrant and Purchase Agreement”);
(b)warrant executed by Gold Sino dated 7 June 2024 (the "Warrant");
(c)subscription agreement between Castrol and the Company dated 24 June 2024;
(d)letter agreement between Castrol and the Company dated 24 June 2024; and
(e)registration rights agreement between the Company and Castrol dated 24 June 2024.
5.The Registration Statement.

WALKERS	Page 4
SCHEDULE 2
ASSUMPTIONS
1.The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the documents examined in connection with this opinion are genuine and are those of a person or persons given power to execute such documents under the Resolutions. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals.
2.The Memorandum and Articles reviewed by us are the Memorandum and Articles of Association of the Company that are in effect on the date hereof.
3.The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.
4.The Registration Statement will be duly authorised, executed and delivered by or on behalf of all relevant parties and will be legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

WALKERS	Page 5
QUALIFICATIONS
1.The term "enforceable" and its cognates as used in this opinion means that the obligations assumed by any party under the Documents are of a type which the Courts enforce.  This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with its terms.  In particular:
(a)enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;
(b)enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where a Court considers damages to be an adequate remedy;
(c)claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;
(d)where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;
(e)a judgment of a Court may be required to be made in Cayman Islands dollars;
(f)to the extent that any provision of the Documents is adjudicated to be penal in nature, it will not be enforceable in the Courts; in particular, the enforceability of any provision of the Documents that is adjudicated to constitute a secondary obligation which imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation may be limited;
(g)to the extent that the performance of any obligation arising under the Documents would be fraudulent or contrary to public policy, it will not be enforceable in the Courts;
(h)in the case of an insolvent liquidation of the Company, its liabilities are required to be translated into the functional currency of the Company (being the currency of the primary economic environment in which it operated as at the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding up order is made (as the case may be);

WALKERS	Page 6
(i)a Court will not necessarily award costs in litigation in accordance with contractual provisions in this regard;
(j)the effectiveness of terms in the Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.
2.Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as amended) of the Cayman Islands on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.